UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 16, 2005

The SCO Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-29911	87-0662823
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

355 South 520 West

Lindon, Utah 84042

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:  (801) 765-4999

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01       Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 16, 2005, The SCO Group, Inc. (the “Company”) received a notice from the staff of The Nasdaq Stock Market indicating that the Company is subject to potential delisting from the Nasdaq SmallCap Market for failure to comply with Nasdaq’s requirement to file its Form 10-K for the fiscal year ended October 31, 2004 in a timely fashion, as required under Marketplace Rule 4310(c)(14).  Receipt of the notice does not result in immediate delisting of the Company’s Common Stock.

Nasdaq stated that, unless the Company requests a hearing on Nasdaq’s delisting notice, the Company’s securities will be delisted from The Nasdaq SmallCap Market at the opening of business on February 25, 2005.  As of the opening of business on February 18, 2005, an “E” will be appended to the end of the Company’s trading symbol for its securities.  Therefore, commencing February 18, 2005, the trading symbol for the Company’s Common Stock will be changed from “SCOX” to “SCOXE”.

The Company expects to make a request for a hearing with the Nasdaq Listing Qualifications Panel on this matter which will stay the delisting pending the hearing and a determination by the Nasdaq Listing Qualifications Panel.  There can be no assurance that the Panel will grant the Company’s request for continued listing.

The Company has been unable to file its Form 10-K for the fiscal year ended October 31, 2004 because it continues to examine certain matters related to the issuance of shares of the Company’s common stock pursuant to its equity compensation plans.  The Company is working to resolve these matters as soon as possible and expects to file its Form 10-K upon completion of its analysis.

The Company issued a press release in connection with the notification on February 17, 2005, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01       Financial Statements and Exhibits.

(c)	Exhibits

99.1	Press release issued by The SCO Group, Inc. dated February 17, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  February 17, 2005

THE SCO GROUP, INC.

By:	/s/ Bert B. Young
Name:	Bert B. Young
Title:	Chief Financial Officer

EXHIBIT INDEX

99.1         Press release dated February 17, 2005.